Pricing Supplement Dated May 10, 2010				Rule 424 (b) (3)

(To Prospectus Dated January 16, 2009)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.15%

Effective Dates:	5-10-2010	through	5-16-2010